Exhibit L(2)

                                [RICHARDS LAYTON & FINGER, P.A. LETTERHEAD]









                                February 25, 2003




Evergreen Income Advantage Fund
200 Berkeley Street
Boston, Massachusetts  02116


Ladies and Gentlemen:

                  We have acted as special Delaware counsel for Evergreen Income Advantage Fund, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) A certified copy of the restated certificate of trust of the Trust which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on December 9, 2002 (as so restated, the "Certificate of Trust");

(b) The Second Amended and Restated Agreement and Declaration of Trust entered into on February 11, 2003 by the trustees of the Trust (the "Trust Agreement");

(c) The Registration Statement (the "Registration Statement") on Form N-2, including a preliminary prospectus (the "Prospectus"), relating to the issuance of common shares of beneficial interest, no par value, of the Trust (the "Shares"), filed by the Trust with the Securities and Exchange Commission on February 25, 2003;

(d)      The By-Laws of the Trust;

(e) A certificate of the assistant secretary of the Trust, dated the dated hereof, attaching a copy of the resolutions of the Trustees adopted on December 12-13, 2002 (the "Resolutions") and

(f)    A Certificate of Good Standing for the Trust, dated
       February 25, 2003, obtained from the Secretary of State.

                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Agreement, the Resolutions and the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement, the Resolutions and the Registration Statement and (viii) that the books and records of the Trust set forth the names and addresses of all Persons to whom Shares are to be issued by the Trust and the dollar value of each Shareholder's contributions to the Trust. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.ss.3801, et. seq. -- ---

     2. The issuance of up to 100,000,000 Shares of the Trust has been duly authorized by the Trust and, when issued, sold and paid for in accordance with the Trust Agreement, the Resolutions and, to extent applicable and the Prospectus, such Shares will be validly issued, fully paid and nonassessable, except as may otherwise be provided in Section Six of Article Four of the Trust Agreement.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,




                                        /s/ RICHARDS LAYTON & FINGER, P.A.